SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.5

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is entered into and effective as of April 15, 2014 (the “Effective Date”), by and between EMMANUELLE MARIE CHARPENTIER, an individual residing at Böcklerstrasse 18, 38102 Braunschweig, Germany (“EC”), and CRISPR THERAPEUTICS AG, a company organized under the laws of Switzerland having a principal place of business at Aeschenvorstadt 36, CH-4051 Basel, Switzerland (“CRISPR”).

BACKGROUND

WHEREAS, EC and CRISPR are parties to that certain Option Agreement dated October 28, 2013 (the “Option Agreement”), pursuant to which EC granted CRISPR an exclusive option to obtain an exclusive license or other exclusive rights under EC’s joint ownership interest in and to the Technology (defined below);

WHEREAS, CRISPR desires to obtain from EC, and EC desires to grant to CRISPR, an exclusive license under EC’s joint ownership interest in and to the Technology (defined below) to develop and commercialize products for the treatment or prevention of human diseases other than hemoglobinopathies, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, EC and CRISPR hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” shall mean:

(a) any business entity which controls, is controlled by, or is under common control with CRISPR; and for this purpose, a business entity shall be deemed to “control” another business entity, if it owns, directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity; or

(b) any business entity that CRISPR, at CRISPR’s sole option and upon written notice to EC, designates as an “Affiliate” for purposes of this Agreement, provided that, as of the date of such designation, EC is the holder of […***…] percent or more of the equity securities of such business entity on a fully-diluted and as-converted basis.

1.2 “Affiliated Sublicensee” shall mean any Affiliate to which CRISPR or its Affiliate directly or indirectly (i.e., through multiple tiers of sublicense) grants a sublicense under any or all of the Patent Rights, for purposes of clarification, if, at any time after the grant of a sublicense to an entity that is an Affiliate at the lime of such grant, such entity ceases to be an Affiliate within the meaning of Section 1.1(a) or Section 1.1(b) (as applicable), such entity shall nevertheless continue to be considered an “Affiliated Sublicensee” (and shall not be considered a “Third Party Sublicensee”) for purposes of this Agreement, including, without limitation, Article 3 hereof.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3 “Companion Diagnostic” shall mean any companion diagnostic tool and/or diagnostic assay developed and used to (i) identify patients who are most likely to benefit from a Therapeutic Product, (ii) identify patients likely to be at increased risk for serious adverse reactions as a result of treatment with a Therapeutic Product, and/or (iii) monitor a patient’s response to a Therapeutic Product for the purpose of adjusting treatment (e.g., schedule, dose, discontinuation) to achieve improved safety or effectiveness.

1.4 “Confidential Information” shall have the meaning provided in Section 7.1.

1.5 “Covered Animal” shall mean an animal (including a microorganism), the genome of which (i) has been altered using a Covered Product or Covered Method or (ii) incorporates a Covered Product.

1.6 “Covered Animal-Derived Product” shall mean any tissue or organ that, in each case, is extracted or harvested from a Covered Animal but that is not itself a Covered Product. Any monoclonal antibody or other protein molecule that is first created in a Covered Animal but that is not itself a Covered Product shall not be considered a Covered Animal-Derived Product.

1.7 “Covered Method” shall mean any process or method, the use or practice of which in a country would, in the absence of the license granted under this Agreement (or a sublicense granted thereunder, as applicable), infringe a Valid Claim of the Patent Rights in such country.

1.8 “Covered Product” shall mean any product, the manufacture, use, sale or importation of which is covered by the Patent Rights, or which is based on, uses or incorporates any Technology.

1.9 “CRISPR Field” shall mean researching, developing, making, using or selling: (a) Therapeutic Products for the treatment or prevention of any human disease, disorder or condition, but excluding any Tracr Indication; and (b) Diagnostic Products for use with such Therapeutic Products.

1.10 “CRISPR Improvement” shall mean any improvement to the Invention made solely by or on behalf of CRISPR, and owned solely by CRISPR: (a) that is useful in the Tracr Field (whether or not also useful in the CRISPR field); and (b) the practice of which either (i) is within the scope of the claims of the Patent Rights or (ii) requires the practice of the Invention.

1.11 “CRISPR Improvement IP” shall have the meaning provided in Section 2.9.

1.12 “CRISPR Improvement License” shall have the meaning provided in Section 2.9.

1.13 “CRISPR Patent Rights” shall mean EC’s joint ownership interest in Patent Rights (or, as applicable, those claims of Patent Rights) that claim inventions having applicability or utility exclusively in the […***…].

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14 “Diagnostic Product” shall mean a Companion Diagnostic for use with a Therapeutic Product, which Companion Diagnostic contains or incorporates a Covered Product or a Covered Animal-Derived Product or uses a Covered Method.

1.15 “ERS” shall mean ERS Genomics Limited, a company organized under the law s of Ireland having a principal place of business at 88 Harcourt Street, Dublin 2, Ireland.

1.16 “ERS Field” shall mean all fields of use except the […***…].

1.17 “ERS License” shall have the meaning provided in Section 5.2(a)(i).

1.18 “ERS Patent Rights” shall mean EC’s joint ownership interest in Patent Rights (or, as applicable, those claims of Patent Rights) that claim inventions having applicability or utility exclusively in […***…].

1.19 “Invention” shall mean the invention entitled “Methods and Compositions for RNA-Directed Target DNA Modification and for RNA-Directed Modulation of Transcription” as described in the Patent Application, including all improvements thereto that arc disclosed in the Patent Application.

1.20 “Joint Owners” means Regents, Vienna and any other person other than EC who is a proprietor of the Patent Rights.

1.21 “Know-How” shall mean the additional information and materials listed in Exhibit A […***…].

1.22 “Major Market” shall mean any of the following: […***…].

1.23 “Materials” shall mean biological materials within the Know-How that are […***…].

1.24 “NDA/BLA” shall mean: (a) in the United States, a Biologies License Application (as more fully defined in 21 CFR § 601.2) or a New Drug Application (as more fully defined in 21 CFR § 314.5 et seq.), as applicable, tiled with the FDA, or any successor application thereto; (b) in the European Union, a Marketing Approval Authorization filed with the EMA, or any successor application thereto; or (c) in any other regulatory jurisdiction, the equivalent application for approval to market a drug filed with the governing regulatory authority in such jurisdiction.

1.25 “Net Sales” shall mean the gross amounts invoiced by CRISPR and its Sublicensees to Third Parties (other than Third Party Sublicensees) from sales of Therapeutic Products or Diagnostic Products, less the following items, to the extent allocable to such Therapeutic Products or Diagnostic Products and either included in the invoice, or otherwise actually granted, allowed, taken or incurred (if not previously deducted from the amount invoiced): […***…]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[…***…].

[…***…].

1.26 “Overlapping Patent Rights” shall mean EC’s joint ownership interest in Patent Rights (or, as applicable, those claims of Patent Rights) that claim inventions having applicability or utility […***…].

1.27 “Patent Application” shall mean U.S. Patent Application No. 13/842,859, filed on March 15, 2013.

1.28 “Patent Rights” shall mean the Patent Application and other patent applications and patents listed in Exhibit B attached to this Agreement; any and all patent applications that claim priority to any of the foregoing patents or patent applications listed in Exhibit B hereto, including, without limitation, continuations, continuations-in-part (but only to the extent the claims of any such continuation-in-part are specifically directed to subject matter disclosed in the specifications in, and entitled to the priority date of, the parent application), divisional applications and substitute applications; any and all patents issuing on any of the foregoing patent applications, including registrations, renewals, reexaminations, reissues, extensions, term restorations and supplementary protection certificates; and any and all foreign counterparts of any of the foregoing; in each case, whether now existing or hereafter filed or issued.

1.29 “Phase I Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase I study as defined in 21 CFR § 312.21(a) (or its successor regulation), regardless of where such trial is conducted.

1.30 “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 3 12.21(b) (or its successor regulation), regardless of w here such trial is conducted.

1.31 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation), regardless of where such trial is conducted.

1.32 “Regents” shall mean The Regents of the University of California, a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through The Office of Technology Licensing of the University of California, Berkeley, located at 2150 Shattuck Avenue, Suite 510, Berkeley, CA 94704-1347.

1.33 “Revenue-Sharing Payments” shall have the meaning provided in Section 4.1.

1.34 “Services Relationship” shall have the meaning provided in Section 3.2(a).

1.35 “Sublicensee” shall mean an Affiliated Sublicensee and/or Third Party Sublicensee, as applicable.

1.36 “Sublicensing Revenues” shall mean all amounts received by CRISPR or any of its Affiliated Sublicensees from any Third Party Sublicensee in consideration of the grant by

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CRISPR or its Affiliated Sublicensee of a Sublicense under any or all of the Patent Rights, including, […***…], and any other payments with respect to such sublicense; but excluding:

(a) […***…]

(b) […***…]

(c) […***…]

(d) […***…]

(e) […***…].

[…***…].

1.37 “Technology” shall mean the Invention, Patent Rights and Know-How.

1.38 “Term” shall have the meaning provided in Section 8.1.

1.39 “Therapeutic Product” shall mean […***…].

1.40 “Third Party” shall mean any entity other than EC, CRISPR and any Affiliate of CRISPR.

1.41 “Third Party Sublicensee” shall mean any Third Party to which CRISPR or its Affiliated Sublicensee has directly or indirectly (i.e., through multiple tiers of sublicense) granted a sublicense under any or all of the Patent Rights. For clarification, a Third Party service provider that has the right to make, have made, use or sell Therapeutic Products or Diagnostic Products solely on behalf of CRISPR or its Affiliated Sublicensee and not for its own account shall not be considered a Third Party Sublicensee.

1.42 “Tracr” shall mean Tracr Hematology Ltd. a UK limited company having its registered office at 90 Fetter Lane, London EC1A UP. United Kingdom.

1.43 “Tracr Field” shall mean researching, developing, making, using or selling: (a) Therapeutic Products for any Tracr Indication; and (b) Diagnostic Products for use with such Therapeutic Products.

1.44 “Tracr Improvement IP” shall have the meaning provided in the Tracr License,

1.45 “Tracr Indication” shall mean the treatment or prevention of any hemoglobinopathy in humans, including, without limitation, sickle cell disease and thalassemia.

1.46 “Tracr License” shall have the meaning provided in Section 5.2(a)(ii).

1.47 “Valid Claim” shall mean a claim contained in: (a) an issued and unexpired patent which has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise; or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than […***…].

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.48 “Vienna” shall mean the University of Vienna, having a principal place of business at Universitatsring 1, 1010, Vienna, Austria.

2.	LICENSE

2.1 Grant. Subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.2, EC hereby grants to CRISPR:

(a) an exclusive (even as to EC, except as set forth in Section 2.8), worldwide, royalty-bearing license, including the right to sublicense through multiple tiers, tinder F.C’s joint ownership interest in and to the Technology, to research, develop, make, have made, use, sell, have sold, offer for sale and import Therapeutic Products in the CRISPR Field and Diagnostic Products for use with such Therapeutic Products:

(b) a non-exclusive, worldwide, royalty-free license, including the right to sublicense through multiple tiers (but only together with the license in Section 2.1(a) above), under EC’s joint ownership interest in and to the Technology, to carry out internal pharmaceutical research in relation to products which are not Therapeutic Products; and

(c) an exclusive (even as to EC), worldwide, royalty-free sublicense, including the right to sublicense through multiple tiers, under Tracr Improvement IP which is licensed to EC under the Tracr License, to research, develop, make, have made, use, sell, have sold, offer for sale and import Therapeutic Products in the CRISPR Field and Diagnostic Products for use with such Therapeutic Products but without prejudice to CRISPR’s payment obligations in respect of Therapeutic Products and Diagnostic Products under Article 3.

2.2 License Exclusions. For the avoidance of doubt, CRISPR shall not have any license under EC’s joint ownership interest in and […***…].

2.3 Acknowledgment of Joint Ownership. CRISPR acknowledges that as at the Effective Date, it has not obtained any right or license under the joint ownership interest of any Joint Owner in and to the Technology and, as such CRISPR’s exclusivity under Section 2.1(a) is limited to EC’s joint ownership interest and consequently CRISPR does not have the exclusive right to exploit the Technology in the CRISPR Field. CRISPR also acknowledges that EC has not obtained the consent of any Joint Owner in respect of the grant of the licenses under Section 2.1 and that, as such, EC gives no representation or warranty as to the validity, enforceability or effect of the licenses in any country in the Territory .

2.4 Sublicensing. Any and all sublicenses of the license granted to CRISPR under Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. CRISPR shall be responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement. Within 30 days after execution, CRISPR shall provide EC with a full and complete copy of each sublicense agreement (provided that CRISPR may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement).

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5 Technology Transfer. Promptly following the Effective Date, EC shall disclose to CRISPR (to the extent not previously disclosed) all Know-How available in written, electronic or other recorded form. In addition, during the 12-month period beginning on the Effective Date, EC shall transfer to CRISPR, upon CRISPR’s request from time to time, samples of the Materials, subject to availability.

2.6 Diligence; Progress Reports.

(a) CRISPR shall use commercially reasonable efforts and due diligence, itself and/or through one or more Sublicensees, to develop, and to obtain regulatory approval to market, at least one Therapeutic Product in the CRISPR Field, as promptly as is reasonably and commercially feasible. Without limiting the generality of the foregoing, CRISPR, itself and/or through one or more Affiliated Sublicensees, shall:

(i) use commercially reasonable efforts […***…]

(ii) use commercially reasonable efforts to commercially exploit the Technology in the CRISPR Field (including, without limitation, by sublicensing) within […***…] years of the Effective Date; and

(iii) use commercially reasonable efforts to file, or cause to be filed, a U.S. Investigational New Drug application (or the equivalent thereof in another Major Market) for a Therapeutic Product in the CRISPR Field within seven years after the Effective Date; and

(iv) file, or cause to be filed, a U.S. Investigational New Drug application (or the equivalent thereof in another Major Market) for a Therapeutic Product in the CRISPR Field within ten years after the Effective Date.

(b) CRISPR shall keep EC informed as to progress with respect to the development of Therapeutic Products and Diagnostic Products in the CRISPR Field (whether by CRISPR or its Sublicensees), including, without limitation, the conduct of clinical trials, regulatory submissions and approvals, manufacturing arrangements, marketing activities and sublicensing, and shall deliver to EC a written annual report summarizing such progress by […***…] of each year, beginning […***…]. For clarification, CRISPR’s reporting obligations under this Section 2.6(b) are in addition to CRISPR’s reporting obligations under Section 4.1. The contents of CRISPR’s progress reports to EC shall be deemed to be CRISPR’s Confidential Information.

2.7 No Implied License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent rights of EC other than the Patent Rights regardless of whether such patent rights are dominant or subordinate to the Patent Rights.

2.8 Reservation of Rights. EC reserves the non-transferable right, without the right to license or sublicense, to use the Technology for her own research purposes and in research collaborations with academic or non-profit partners provided such research is not funded in

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

whole or in part by any commercial sponsor except where EC has discussed any commercial funding with CRISPR and CRISPR has confirmed in writing that it does not object to EC pursing the relevant research or research collaboration with the disclosed commercial funding. For clarity, as between EC and CRISPR, and except as expressly set forth in Section 2.1(b), EC retains all rights to the Technology outside of the CRISPR Field.

2.9 CRISPR Improvement License Grant-Back in Tracr Field. Subject to the terms and conditions of this Agreement, CRISPR hereby grants to EC an exclusive (even as to CRISPR), worldwide, royalty-free license, including the right and obligation to sublicense exclusively and solely to Tracr (and which Tracr may further sublicense through multiple tiers of sublicense), under CRISPR’s patent and other intellectual property rights in CRISPR Improvements (“CRISPR Improvement IP”), to research, develop, make, have made, use, sell, have sold, offer for sale and import Therapeutic Products solely for Tracr Indications and Diagnostic Products for use with such Therapeutic Products (“CRISPR Improvement License”). EC shall have the right and the obligation to grant to Tracr (and only to Tracr) an exclusive (even as to EC), worldwide, royalty-free sublicense of the CRISPR Improvement License pursuant to the Tracr License, and shall not have the right to grant any other sublicense under the CRISPR Improvement License or CRISPR Improvement IP or to practice the CRISPR Improvement License or CRISPR Improvement IP herself. For clarity, CRISPR retains the exclusive right to practice and grant licenses under CRISPR Improvements and the CRISPR Improvement IP for all uses other than research, development, manufacture, use, sale, offer for sale and import of Therapeutic Products for Tracr Indications and Diagnostic Products for use with such Therapeutic Products, including, without limitation, all uses in the CRISPR Field. EC shall not acquire any right to prosecute, maintain, enforce and defend the CRISPR Improvement IP.

3.	PAYMENTS

3.1 Technology Transfer Fee. Within […***…] of the Effective Date, CRISPR shall pay to EC a non-creditable, non-refundable, one-time technology transfer fee of CHF […***…].

3.2 Services Relationship; License Maintenance Fees.

(a) For so long as any one or more consulting, advisory board, employment or similar services agreements or arrangements is in effect between CRISPR or any of its Affiliated Sublicensees and EC that, either individually or in the aggregate, provide for annual cash compensation to EC of at least CHF […***…] per calendar year, pro-rated on the basis of a 365-day year for any partial calendar year (a “Services Relationship”). CRISPR shall have no obligation to pay to EC annual license maintenance fees, except as expressly set forth in Section 3.2(b).

(b) On or before January 1 of each calendar year during the Term, beginning […***…], unless a Services Relationship is in effect between CRISPR and EC as of such date, CRISPR shall pay to EC an annual license maintenance fee of CHF […***…]covering the calendar year beginning on such date. If, during any calendar year for which CRISPR was not obligated to pay an annual license maintenance fee due to the existence of a Services Relationship as of the beginning of such calendar year, any and all Services Relationships

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

terminate, and, as of termination of the last to be terminated of such Service Relationships, the total compensation received or earned by EC during such calendar year under such Services Relationship(s) as of such termination is less than CHF […***…], then, within 30 days after the termination. CRISPR shall pay to EC the difference between CHF […***…] and the total compensation received or earned by EC under such Services Relationship(s) during such calendar year (in addition to paying to EC all earned but unpaid compensation under such Services Relationship(s) for such calendar year).

3.3 Milestone Payments. Within […***…] after the first achievement by CRISPR or a Sublicensee of each of the following milestone events by any Therapeutic Product. CRISPR shall provide written notice to EC of the occurrence of such event. Where the milestone event is achieved by CRISPR, CRISPR shall pay to EC the corresponding milestone payment set forth below. Where the milestone event is achieved by a Sublicensee, CRISPR shall pay to EC the difference between the corresponding payment set forth below and the amount payable by CRISPR to EC in accordance with Section 3.5 below as a result of CRISPR’s receipt of any milestone payment from the Sublicensee for the achievement of that milestone event, if the amount payable under Section 3.5 is lower.

Milestone Event	Payment
Initiation of first Phase 1 Trial	CHF [***]

Initiation of first Phase 2 Trial	CHF [***]

Initiation of first Phase 3 Trial	CHF [***]

Approval of first NDA/BLA in first Major Market	CHF [***]

Each of the foregoing milestone payments shall be payable only one time per Therapeutic Product (regardless of the number of times any Therapeutic Product achieves such milestone or the number of indications for which such Therapeutic Product is developed).

3.4 Royalties. CRISPR shall pay to EC a royalty equal to […***…] of Net Sales of Therapeutic Products and Diagnostic Products by CRISPR and its Sublicensees. Only one royalty payment shall be due under this Agreement with respect to a sale of a Therapeutic Product or Diagnostic Product, regardless of the number of Valid Claims covering such Therapeutic Product or Diagnostic Product. Royalties will be payable on a Therapeutic Product-by-Therapeutic Product or Diagnostic Product-by-Diagnostic Product and country-by-country basis from the date of first commercial sale of a Therapeutic Product or Diagnostic Product in a country until the expiration of the last-to-expire Valid Claim of the Patent Rights covering such Therapeutic Product or Diagnostic Product in that country .

3.5 Sharing of Sublicensing Revenues. CRISPR shall pay to EC […***…] of Sublicensing Revenues. Payments under this Section 3.5 with respect to Sublicensing Revenues received under a sublicense agreement with a given Third Party Sublicensee shall be payable until the expiration of the last-to-expire Valid Claim of the Patent Rights in all countries in which the sublicense under such Patent Rights has been granted.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.6 Payment by Affiliated Sublicensees. At CRISPR’s option, any sublicense agreement between CRISPR and an Affiliated Sublicensee may provide for such Affiliated Sublicensee to pay directly to EC: (a) milestone payments in the amounts specified in Section 3.3 with respect to the achievement of the corresponding milestone events set forth in Section 3.3 by Therapeutic Products developed by or on behalf of such Affiliated Sublicensee; (b) royalties on Net Sales by such Affiliated Sublicensee (and its Sublicensees) of Therapeutic Products and Diagnostic Products at the rate set forth in Section 3.4; and (c) […***…] of the total Sublicensing Revenues received by such Affiliated Sublicensee; in each case, provided that CRISPR shall remain responsible and liable to EC for compliance with CRISPR’s obligations under Sections 3.3, 3.4 and 3.5, respectively, with respect to such Affiliated Sublicensee.

3.7 Licenses Under Other EC Technology. The parties acknowledge that CRISPR may, in the future, wish to obtain from EC licenses to one or more other inventions and discoveries (whether or not patentable) made by EC, either solely or with one or more co-inventors, including patent and other intellectual property rights covering such inventions and discoveries (collectively, “New EC Technology”). The parties also acknowledge that EC is not under any obligation to grant licenses or any other right, title or interest in or to any New EC Technology to CRISPR but shall consider any request from CRISPR to obtain a license on a case by case basis, […***…]. CRISPR and EC hereby agree that in the event that CRISPR or its Sublicensees develops or commercializes any Therapeutic Product in the CRISPR Field that is also covered by New EC Technology licensed by EC directly to CRISPR under one or more separate license agreements (each, a “New License Agreement”).

(a) in the case of a Therapeutic Product covered by New EC Technology, […***…] milestone payments shall be due and payable to EC with respect to such Therapeutic Product, which shall be the […***…]; and

(b) only […***…] shall be due and payable to EC with respect to any sale of a Therapeutic Product covered by any New EC Technology, which shall be calculated […***…].

Similarly, if CRISPR or an Affiliated Sublicensee grants any sublicense under both the Technology and the New EC Technology, […***…] shall be due and payable to EC with respect to any item of sublicensing revenues received by CRISPR or an Affiliated Sublicensee for such sublicense, which shall be calculated at the higher of (i) the rate set forth in Section 3.5 and (ii) the rate set forth in the New License Agreement(s).

Notwithstanding the foregoing, CRISPR acknowledges that, to the extent EC is obligated to assign any or all of her rights in or to New EC Technology to a Third Party (e.g., the institution of which she is an employee at the time such New EC Technology is created). EC may not have the right to grant CRISPR a license (or an exclusive license) under such New EC Technology. CRISPR further acknowledges that in such event, if CRISPR wishes to obtain a license under such Third Party assignee’s interest in such New EC Technology, the amounts payable by CRISPR to such Third Party assignee would be negotiated between CRISPR and such Third Party assignee and, if such Third Party assignee were willing to grant CRISPR a license, such license would not be subject to the foregoing provisions of this Section 3.7.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.	PAYMENTS; REPORTS; AUDITS

4.1 Payment; Reports. Royalties under Section 3.4 and payments with respect to Sublicensing Revenues under Section 3.5 (collectively, “Revenue-Sharing Payments”), including in each case any such Revenue-Sharing Payments made by an Affiliated Sublicensee to EC pursuant to Section 3.6, shall be calculated and reported for each calendar quarter and shall be paid within […***…] after the end of the calendar quarter. No later than the date any Revenue-Sharing Payments for a calendar quarter are due in accordance with the preceding sentence, CRISPR and/or one or more Affiliated Sublicensees shall deliver to EC a report of (a) Net Sales of Therapeutic Products and Diagnostic Products by CRISPR and Sublicensees and (b) Sublicensing Revenues received by CRISPR and Affiliated Sublicensees in sufficient detail to permit confirmation of the accuracy of the Revenue-Sharing Payments made, including (i) gross sales and Net Sales of Therapeutic Products on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, (ii) gross sales and Net Sales of Diagnostic Products on a Diagnostic Products on a Diagnostic Product-by-Diagnostic Product and country-by-country basis, (iii) the royalty payable, (iv) Sublicensing Revenues received on a Third Party Sublicensee-by-Third Party Sublicensee basis, and (v) the exchange rates used to calculate Revenue-Sharing Payments. All reports delivered to EG pursuant to this Section 4.1 shall be deemed Confidential Information of CRISPR.

4.2 Manner and Place of Payment; Exchange Rate. All payment amounts specified in this Agreement are stated, and all payments hereunder shall be payable, in Swiss francs (CHF). With respect to each quarter, whenever conversion of payments from any foreign currency into CHF shall be required, such conversion shall be made using the applicable exchange rate for such currency used throughout CRISPR’s or the applicable Affiliated Sublicensee’s accounting system for the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by EC, unless otherwise specified in writing by EC.

4.3 Income Tax Withholding. EC will pay any and all taxes levied on account of any payments made to her under this Agreement. If any taxes are required to be withheld by CRISPR or an Affiliated Sublicensee from any payment made to EC under this Agreement, CRISPR or such Affiliated Sublicensee shall (a) deduct such taxes from the payment made to EC, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to EC and certify its receipt by the taxing authority within […***…] following such payment.

4.4 Audits. During the Term and for a period of […***…] thereafter, CRISPR shall keep, and shall cause Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Therapeutic Products and Diagnostic Products by CRISPR and Sublicensees, and shall keep, and shall cause its Affiliated Sublicensees to keep, complete and accurate records pertaining to the receipt of Sublicensing Revenues by CRISPR and its Affiliated Sublicensees, each in sufficient detail to permit EC to confirm the accuracy of all Revenue-Sharing Payments. EC shall have the right to cause an independent, certified public accountant reasonably acceptable to CRISPR to audit such records to confirm Net Sales, Sublicensing

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Revenues and Revenue-Sharing Payments for a period covering not more than the preceding […***…] years. CRISPR (or the Affiliated Sublicensee to be audited) may require such accountant to execute a reasonable confidentiality agreement prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to CRISPR, but no more frequently than once per year. No accounting period shall be subject to audit more than […***…] by EC. Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the parties to reflect the results of such audit. […***…] shall bear the full cost of such audit unless such audit discloses an underpayment of […***…] or more of the amount of Revenue-Sharing Payments due under this Agreement, in which case CRISPR shall bear the full cost of such audit. All records, documentation and other information made available by CRISPR or an audited Affiliated Sublicensee to such independent auditor, or by CRISPR, an audited Affiliated Sublicensee or such independent auditor to EC, pursuant to this Section 4.4 shall be deemed Confidential Information of CRISPR.

4.5 Late Payments. In the event that any payment due under this Agreement is not made when due, such payment shall accrue interest, calculated on a daily basis, at the […***…] for the period from the due date for payment until the date of actual payment; provided however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit EC from exercising any other rights she may have as a consequence of the lateness of any payment.

5.	PATENT MATTERS

5.1 Joint Owners’ Rights.

(a) The parties acknowledge that the Joint Owners and EC share rights to prosecute and maintain the Patent Rights, as confirmed by that certain letter from the U.S. Patent and Trademark Office (“USPTO”) to Regents and Regents’ outside patent counsel dated June 17, 2013, granting EC’s petition, filed on June 7, 2013, requesting that the USPTO accept a power of attorney appointing the attorneys of Goodwin Procter LLP as EC’s own representatives and attorneys of record with respect to the Patent Application.

(b) Accordingly, the parties further acknowledge and agree that the following provisions of this Article 5 pertain only to the allocation between EC and CRISPR of EC’s rights to prosecute and maintain the Patent Rights, and not to the Joint Owners” rights to prosecute and maintain the Patent Rights and are granted by EC only to the extent that EC is able to grant such rights. The parties also acknowledge that EC and the Joint Owners have not, as at the Effective Date, reached any agreement between them concerning the prosecution, maintenance and/or enforcement of the Patent Rights and that the Joint Owners have not given EC any authority to undertake any of these activities independently.

5.2 ERS and Tracr.

(a) CRISPR acknowledges that concurrently with the execution of this Agreement:

(i) EC and ERS are entering into a license agreement pursuant to which EC has granted to ERS […***…];

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) EC and Tracr are entering into a license agreement pursuant to which EC has granted to Tracr an exclusive license under EC’s joint ownership interest in and to the Technology to research, develop, make, have made, use, sell, have sold, offer for sale and import Therapeutic Products in the Tracr Field and Diagnostic Products for use with such Therapeutic Products in the form attached hereto as Exhibit E, (the “Truer License”), and has delegated to Tracr certain of her rights as joint owner of the Patent Rights with respect to prosecution, maintenance, defense and enforcement of the Patent Rights thereunder; and

(iii) the terms of this Agreement, the ERS License and the Tracr License do not conflict, including, without limitation, the respective license grants.

(b) Subject to EC’s compliance with Section 5.2(c) below, ERS and Tracr shall be intended third party beneficiaries of the rights conferred on ERS and Tracr, respectively, under Sections 5.3, 5.4 and 5.5 (excluding Sections 5.5(b) and 5.5(c)) of this Agreement with the right under the Contracts (Rights of Third Parties) Act 1999 to exercise such rights under the provisions of such Sections to the extent permitted by the ERS License or Tracr License (as applicable) and standing to enforce the provisions of such Sections against CRISPR.

(c) EC shall neither amend nor modify the ERS License in any manner that would diminish the rights or interests of CRISPR under the ERS License as set forth therein as of the Effective Date, or the Tracr License in any manner that would diminish the rights or interests of CRISPR under the Tracr License as set forth therein as of the Effective Date; except, in each case, with the prior written consent of CRISPR.

5.3 Patent Prosecution and Maintenance. For purposes of this Section 5.3, a party’s right to prosecute and maintain a patent application or patent shall be deemed to include, without limitation, the right to control any interference, reexamination, reissue, opposition, derivation, inter partes review, post-grant review, revocation, nullification, cancellation or other post-grant proceeding (each, a “Patent Proceeding”) with respect to such patent application or patent, and the right to seek patent term restorations, supplementary protection certificates and other forms of patent term extensions with respect thereto.

(a) CRISPR shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution and maintenance of the CRISPR Patent Rights and Overlapping Patent Rights, at its sole cost and expense and by counsel of its own choice. Although CRISPR shall have the right, but not the obligation, to engage Goodwin Procter LLP to manage the preparation, filing, prosecution and maintenance of the CRISPR Patent Rights and Overlapping Patent Rights, an engagement to which F.C hereby consents, CRISPR shall at all times have the right to use any counsel of its choosing, with or without the consent of EC, ERS or Tracr. CRISPR shall keep EC, ERS and Tracr reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patent Rights and shall consult with, and consider in good faith the requests and suggestions of EC and Tracr with respect to the CRISPR Patent Rights and each of EC, ERS and Tracr with respect to Overlapping Patent Rights. CRISPR shall incorporate the reasonable requests and suggestions of each of EC and

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ERS with respect to claims of the Patent Rights covering inventions having applicability or utility exclusively in the ERS Field and not having applicability or utility in the CRISPR Field or the Tracr Field, EC and ERS shall each have the right to request the filing of continuation or divisional applications containing claims of the Patent Rights covering inventions having applicability or utility exclusively in the ERS Field and not having applicability or utility in the CRISPR Field or the Tracr Field, to the extent reasonably possible, and CRISPR shall bear the cost of preparing, filing, and prosecuting such claims and recover such costs from ERS. If it is not reasonably possible to file such continuation or divisional applications. EC or ERS shall have the right to request the reasonable addition of such claims to Overlapping Patent Rights, and CRISPR shall bear the cost of preparing, filing, and prosecuting such claims and recover such costs from ERS.

(b) If CRISPR desires to abandon or cease prosecution or maintenance of any patent application or patent within the Patent Rights in any country, CRISPR shall provide reasonable prior written notice to EC, ERS and Tracr of such intention to abandon (which notice shall, to the extent possible, be given no later than […***…] prior to the next deadline for any action that must be taken with respect to any such patent application or patent in the relevant patent office). In such case:

(i) EC or ERS may, by written notice to CRISPR, elect to continue prosecution and/or maintenance of any such patent application or patent within the Overlapping Patent Rights, at her/its cost and expense and choice of counsel, and CRISPR’s license under Section 2.1 solely with respect to such patent application or patent in such country shall terminate; and

(ii) EC or Tracr may, by written notice to CRISPR, elect to continue prosecution and/or maintenance of any such patent application or patent within the CRISPR Patent Rights, at her/its cost and expense and choice of counsel, and CRISPR’s license under Section 2.1 solely with respect to such patent application or patent in such country shall terminate.

5.4 Cooperation.

(a) Each party agrees to cooperate fully in the preparation, tiling, prosecution and maintenance of Patent Rights under Section 5.3. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other party to apply for and to prosecute patent applications in any country as permitted by Section 5.3, including, without limitation, any power of attorney or similar instrument appointing the attorneys of any law firm selected by CRISPR as EC’s representatives and attorneys of record with respect to the Patent Rights and any petition or submission to the USPTO or any foreign patent office requesting that the USPTO or such foreign patent office accept the attorneys of such CRISPR-selected law firm as EC’s representatives and attorney s of record with respect to the Patent Rights; (ii) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of Patent Rights; and (iii) providing, at the expense of the party controlling and managing the preparation, filing, prosecution and maintenance of the Patent Rights, any requested evidence or testimony, whether oral or written, in connection with the prosecution and maintenance of the Patent Rights, including any Patent Proceedings. CRISPR shall be responsible for paying all EC’s costs in assisting and cooperating with CRISPR under this Section 5.4(a).

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) CRISPR agrees to cooperate fully with ERS: (i) in the preparation, filing, prosecution and maintenance of Patent Rights under Section 5.3; and (ii) in connection with ERS’ preparation, filing, prosecution and maintenance of ERS Patent Rights. CRISPR shall be responsible for paying all ERS’s costs in assisting and cooperating with CRISPR under clause (i) of this Section 5.4(b).

(c) CRISPR acknowledges that any preparation, filing, prosecution and maintenance of Patent Rights will require co-operation between CRISPR and the Joint Owners.

5.5 Infringement by Third Parties.

(a) In the event that either EC or CRISPR becomes aware of any infringement or threatened infringement in the CRISPR Field or Tracr Field by a Third Party of any Patent Right, such party shall promptly notify the other party in writing to that effect. To the extent that it is legally permitted to do so, CRISPR shall have the first right to bring and control any action or proceeding with respect to infringement of any Patent Right within the CRISPR Field or the Tracr Field, at its own expense and by counsel of its own choice. EC will at CRISPR’s expense join and cooperate fully in such action if EC is required to do so by CRISPR and shall request that ERS and Tracr shall join and cooperate fully in such action if and to the extent appropriate, all at CRISPR’s expense. CRISPR shall keep EC fully informed and up to date with respect to such infringement actions and shall take into account any reasonable suggestions made by EC. EC shall have the right if she chooses, to join the proceedings on her own accord, at her own expense, to be represented in any such action by counsel of her own choice, and to review and comment on any papers filed during such action. In addition, if the infringement relates to both the CRISPR Field and the ERS Field, ERS shall have the right if it chooses, to join the proceedings on its own accord, at its own expense, to be represented in any such action by counsel of its own choice, and to review and comment on any papers filed during such action, and if the infringement relates to both the CRISPR Field and the Tracr Field. Tracr shall have the right if it chooses, to join the proceedings on its own accord, at its own expense, to be represented in any such action by counsel of its own choice, and to review and comment on any papers filed during such action. EC may, if she wishes, delegate the performance of any participation rights and activities under this Section 5.5(a) to ERS.

(b) If CRISPR fails to bring am such action or proceeding within (i) […***…] following the notice of alleged infringement or (ii) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then EC shall have the right to bring and control any such action at her own expense and by counsel of her own choice. CRISPR shall join and cooperate fully in such action, at EC’s expense. CRISPR shall have the right, at its own expense, to be represented by counsel of its own choice in any such action brought by EC. and to review and comment on any papers filed during such action. Notwithstanding any other provision of this Article 5 to the contrary, EC’s rights under this Section 5.5(b) shall be exercisable only by EC and may not be extended to ERS or Tracr.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) In the event EC brings any infringement action in accordance with Section 5.5(b), CRISPR shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.

(d) Neither party shall have the right to settle any patent infringement litigation under this Section 5.5 without the prior written consent of the other party, which shall not be unreasonably withheld. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery realized by a party as a result of any action or proceeding pursuant to this Section 5.5, whether by way of settlement or otherwise, after reimbursement of any litigation expenses of the parties, shall be retained by the party that brought and controlled such action for purposes of this Agreement; provided, however, that any recovery realized by CRISPR as a result of any action brought and controlled by CRISPR pursuant to this Section 5.5, after reimbursement of the parties’ litigation expenses, shall be treated as Sublicensing Revenues for purposes of Section 3.5.

(e) To the extent that any infringement relates to both the CRISPR field and the ERS Field, CRISPR shall agree a coordinated approach with ERS, and CRISPR and ERS shall cooperate with respect to any enforcement proceedings. To the extent that any infringement relates to both the CRISPR Field and the Tracr Field, CRISPR shall agree a coordinated approach with Tracr, and CRISPR and Tracr shall cooperate with respect to any enforcement proceedings. In addition, to the extent that any enforcement proceedings relate to Overlapping Patent Rights, CRISPR shall consult with ERS and take reasonable account of ERS’ comments. In respect of any proceedings brought by CRISPR as referred to in this Section 5.5(e), CRISPR shall keep EC fully informed and up to date and shall take into account any reasonable suggestions made by EC.

(f) Defense of the validity or enforceability of any claim of the Patent Rights asserted in an infringement action under this Section 5.5 shall be at the sole expense and control of the party bringing the infringement action, subject to the provisions of Article 9; and provided, however, that each party shall reasonably inform and consider the other’s input and, in addition, CRISPR shall consider the input of ERS to the extent ERS’ interest in the Patent Rights could be affected.

5.6 Third Party Infringement Claims. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. EC shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by EC’s activities at her own expense and by counsel of her own choice. CRISPR shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by CRISPR’s activities at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.6 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.7 CRISPR Affiliates and Assignees. The parties agree that, at CRISPR’s discretion, CRISPR’s rights under this Article 5 may be exercised on behalf of CRISPR by any Affiliated Sublicensee designated by CRISPR from time to time.

5.8 Legal Inability to Exercise Rights. CRISPR acknowledges that EC shall not be liable to CRISPR if CRISPR is unable as a matter of law to control filing, prosecution, maintenance, enforcement and defense of one or more of the Patent Rights in any country.

6.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

6.1 Mutual Representations and Warranties. CRISPR represents and warrants to EC that: (a) CRISPR is duly authorized to execute and deliver this Agreement and to perform CRISPR’s obligations hereunder; and (b) this Agreement is legally binding upon CRISPR. enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which CRISPR is a party or by which CRISPR may be bound, EC represents and warrants that this Agreement is legally binding upon EC, enforceable in accordance with its terms (subject to and without prejudice to the limitations in Section 2.3 and Section 5.1(b)) and does not conflict with any agreement, instrument or understanding, oral or written, to which EC is a party or by which EC may be bound.

6.2 EC Representations and Warranties. EC represents and warrants to CRISPR as of the Effective Date that: (a) EC has not assigned, or agreed to assign, to Regents, Vienna or any other Third Party her interest in the Patent Rights; (b) EC has not licensed, assigned, transferred or Otherwise disposed, or offered or agreed to assign, transfer or otherwise dispose, of any of her interest in or to, nor entered or agreed to enter into any contracts in relation to her interest in or to, any Patent Rights in the CRISPR field, and EC has not created or allowed to be created any lien or encumbrance on her interest in any Patent Rights in the CRISPR Field (other than any of the foregoing that has expired or been terminated prior to the Effective Date and is of no further force or effect); and (c) EC has not received any notice alleging that the practice of the Technology infringes or misappropriates, or may infringe or misappropriate, any intellectual property rights of any Third Party. EC further represents and warrants to CRISPR that she has obtained legal advice of independent legal counsel as to the legal effect of signing this Agreement and as regards the extent of her liability and the obligations which she is undertaking by signing this Agreement. In evidence of the foregoing. EC shall have delivered to CRISPR, on or before the Effective Date, a Certificate of Independent Legal Advice in substantially the form set forth in Exhibit C hereto, executed by EC’s legal advisor.

6.3 EC Covenants. During the Term, EC hereby covenants: (a) not to assign, transfer or otherwise dispose, or offer or agree to assign, transfer or otherwise dispose, of any interest in or to, and not to enter, or offer or agree to enter, into any contract in relation to, any Technology in the CRISPR Field, other than this Agreement and any Services Relationship with CRISPR; and (b) not to create any lien or encumbrance on any Technology in the CRISPR Field.

6.4 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, EC specifically disclaims any express or implied warranty:

(a) as to the validity, enforceability or scope of any Patent Right; or

(b) that the exploitation of the Patent Rights or Technology will be successful.

6.5 Limitation of Liability.

(a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER; provided, however, that this Section 6.5 shall not be construed to limit CRISPR’s indemnification obligations under Article 9. No provision of this Agreement shall limit a party’s liability for death or personal injury caused by its negligence or for fraud.

(b) THE TOTAL AGGREGATE LIABILITY OF EC IN RESPECT OF ANY CLAIM AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND OR ITS SUBJECT MATTER. INCLUDING TORTIOUS CLAIMS. WHICH ARE BROUGHT AGAINST EC IN ANY CALENDAR YEAR SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT THAT EC RECEIVES FROM CRISPR UNDER ARTICLE 3 OF THIS AGREEMENT AND UNDER ANY SERVICES RELATIONSHIP IN THE CALENDAR YEAR IN WHICH THE CLAIM OR CLAIMS ARE BROUGHT AGAINST EC.

7.	CONFIDENTIALITY

7.1 Confidential Information. “Confidential Information” shall mean all scientific, regulatory, marketing, financial, and commercial information or data, whether communicated in written, oral, graphic, electronic or visual form, that is provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement. Except as expressly set forth in this Agreement or as otherwise agreed in writing by the parties, the Receiving Party shall keep strictly confidential, in accordance with the terms and conditions of this Article 7, the Disclosing Party’s Confidential Information, shall use the Disclosing Party’s Confidential Information solely as expressly authorized by this Agreement, and shall not disclose the Confidential Information to any Third Party without the prior written consent of the Disclosing Party. The Receiving Party shall use at least the same degree of care to protect the Disclosing Party’s Confidential Information as the Receiving Party would use to protect the Receiving Party’s own Confidential Information, but no less than reasonable care.

7.2 Exceptions. Confidential Information of the Disclosing Party shall not include information that the Receiving Party can demonstrate by competent evidence: (a) was in the public domain at the time of disclosure by the Disclosing Party; (b) later became part of the public domain through no act or omission of the Receiving Party in breach of this Agreement;

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) is lawfully disclosed to the Receiving Party on a non-confidential basis by a Third Party having the right to disclose it; or (d) was already known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by the Receiving Party’s pre-existing written records.

7.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting or maintaining the Patent Rights in accordance with this Agreement;

(b) enforcing the Receiving Party’s rights under this Agreement;

(c) prosecuting or defending litigation:

(d) complying with applicable court orders or governmental regulations:

(e) disclosure to the Receiving Party’s financial, legal and other advisors on a need-to-know basis as necessary for such advisors to provide financial, legal or business advice to the Receiving Party regarding this Agreement or its subject matter, provided that such advisors are bound by non-use and non-disclosure obligations no less restrictive than those set forth in this Agreement, whether by written agreement or by applicable professional ethical obligations;

(f) in the case of CRISPR, disclosure to CRISPR’s Affiliates (including, without limitation, Affiliated Sublicensees), provided that Confidential Information so disclosed shall remain subject to this Article 7;

(g) in the case of CRISPR and Affiliated Sublicensees, disclosure to Third Party Sublicensees and bona fide potential Third Party Sublicensees, on the condition that each such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement;

(h) in the case of CRISPR (and Sublicensees), practicing the license granted hereunder or preparing and submitting regulatory filings with respect to Therapeutic Products and/or Diagnostic Products; and

(i) in the case of CRISPR and Affiliated Sublicensees, disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(c) or Section 7.3(d), the Receiving Party shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of such information at least as diligent as such party would use to protect such party’s own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid unauthorized disclosure and unauthorized use of Confidential Information.

7.4 Confidentiality of Agreement. Except as otherwise provided in this Article 7, each party agrees not to disclose to any Third Party the terms or existence of this Agreement without the prior written consent of the other party hereto, except that each party may make such disclosure to the extent permitted under Section 7.3 and, after the initial announcement of this Agreement pursuant to Section 7.6, each party may disclose the terms of this Agreement that have previously been made public as contemplated by Section 7.6. CRISPR acknowledges that EC is entitled to disclose the provisions of this Agreement to ERS and to Tracr, on the condition that each of them agrees to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement.

7.5 Publications. EC shall be free to make publications and presentations regarding the Technology, including oral presentations and abstracts, provided such publications and presentations do not contain or disclose Confidential Information of CRISPR. Solely during the five-year period beginning on the Effective Date:

(a) in the case of any proposed oral presentation by EC regarding the Technology, EC shall inform CRISPR of EC’s proposed oral presentation in advance thereof; and

(b) CRISPR shall have the right to review any written material proposed for publication by EC, such as by manuscript or abstract. Before any such written material is submitted for publication, EC shall deliver a reasonably complete draft to CRISPR a reasonable period (at least […***…], but, in any event, no fewer than […***…]) prior to submitting the material to a publisher or initiating any other disclosure. If CRISPR identifies any Confidential Information of CRISPR contained in such written material, EC shall comply with CRISPR’s request to delete references to CRISPR’s Confidential Information in any such material.

CRISPR (and its Sublicensees) shall at all times be free to make publications and presentations, including oral presentations and abstracts, relating to the development and commercialization of Therapeutic Products in the CRISPR Field and Diagnostic Products for use with such Therapeutic Products and other commercial exploitation of the Technology by or on behalf of CRISPR and its Sublicensees.

7.6 Publicity. At CRISPR’s option, CRISPR may issue an initial press release announcing this Agreement in form and substance reasonably acceptable to EC. It is further acknowledged that a party may desire or be required to issue one or more subsequent press releases relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof, provided that EC may not unreasonably withhold consent to such releases, and that CRISPR may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable law or with the requirements of any stock exchange on which securities issued by CRISPR or its Affiliated Sublicensees are traded.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall use commercially reasonable efforts to provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

8.	TERM; TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 8, shall expire upon expiration of all Revenue-Sharing Payment obligations of CRISPR under this Agreement.

8.2 Termination by CRISPR At Will. CRISPR shall have the right to terminate this Agreement at will at any time upon […***…] written notice to EC.

8.3 Termination for Breach. A party shall have the right to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and, if capable of remedy, has not cured such breach within […***…] after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such […***…] unless the breaching party has cured such breach prior to the end of such period. Any right to terminate under this Section 8.3 shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 10 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 10.

8.4 Termination for Patent Challenge. EC shall have the right to terminate this Agreement immediately upon written notice to CRISPR if CRISPR commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any of the Patent Rights.

8.5 Consequences of Expiration or Termination.

(a) Expiration. Upon expiration of this Agreement pursuant to Section 8.1, the license granted to CRISPR under Section 2.1 shall survive such expiration and become royalty-free, fully-paid, non-exclusive, irrevocable and perpetual.

(b) Termination. Upon any termination of this Agreement pursuant to Section 8.2, Section 8.3 or Section 8.4, the license granted to CRISPR under Section 2.1 shall terminate and revert to EC. Notwithstanding the foregoing, solely in the event of termination of this Agreement by CRISPR or EC pursuant to Section 8.3 or by EC pursuant to Section 8.4 (but not termination of this Agreement by CRISPR pursuant to Section 8.2):

(i) any sublicense granted by CRISPR to any Affiliated Sublicensee in accordance with Section 2.4 that is then in effect (together with any and all further sublicenses granted by such Affiliated Sublicensee to any Third Party Sublicensee thereunder) shall remain in full force and effect, provided that such Affiliated Sublicensee: (A) is not then in material

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

breach of its sublicense agreement; and (B) agrees to be bound to EC as such Affiliated Sublicensee’s direct licensor under the terms and conditions of this Agreement (and not such sublicense agreement) as applicable to the Therapeutic Products and Diagnostic Products which are the subject of the sublicense agreement; provided that such Affiliated Sublicensee shall agree in writing that in no event shall EC be liable to such Affiliated Sublicensee for any actual or alleged breach of such sublicense agreement by CRISPR. In addition, to the extent that any such Affiliated Sublicensee was exercising CRISPR’s rights under Article 5 at the time of termination of this Agreement as contemplated by Section 5.7, such Affiliated Sublicensee may continue to exercise such rights after such termination subject to the terms and conditions of this Agreement; and

(ii) any sublicense granted by CRISPR directly to any Third Party Sublicensee in accordance with Section 2.4 that is then in effect (together with any and all further sublicenses granted by such Third Party Sublicensee to any further Third Party Sublicensee thereunder) shall remain in full force and effect, provided that such Third Party Sublicensee: (A) is not then in material breach of its sublicense agreement; and (B) agrees to be bound to EC as such Third Party Sublicensee’s direct licensor under the terms and conditions of the sublicense agreement; provided that (1) such Third Party Sublicensee shall agree in writing that in no event shall EC be liable to such Third Party Sublicensee for any actual or alleged breach of such sublicense agreement by CRISPR, (2) such sublicense agreement shall be subordinate and comply in all respects to the applicable provisions of this Agreement, and (3) EC shall not have any obligations to such Third Party Sublicensee other than EC’s obligations to CRISPR as set forth herein.

(c) Inventory. Upon any termination of this Agreement pursuant to Section 8.2, Section 8.3, Section 8.4, or Section 8.5, CRISPR, and any Sublicensee whose sublicense was in effect as of immediately prior to such termination but did not remain in effect after termination as contemplated by Section 8.5(b)(i) or Section 8.5(b)(ii), as applicable, shall be entitled to finish any work-in-progress and to sell any completed inventory of Therapeutic Products and Diagnostic Products which remain on hand as of the date of the termination, for up to six (6) months after termination, subject to payment of royalties to EC in accordance with Section 3.4.

(d) Return of Confidential Information. Within […***…] following the expiration or termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in such party’s possession; provided, however that each party may retain one copy of the other party’s Confidential Information in such party’s legal archives for the sole purpose of monitoring compliance with such party’s obligations, enforcing such party’s rights hereunder, and exercising such party’s surviving rights hereunder.

8.6 Surviving Obligations. Neither expiration nor termination of this Agreement shall relieve either party of any obligation accruing prior to such expiration or termination. In addition, Section 3.4 (for the period specified in Section 8.5(c)) and Sections 2.1(c), 2.9, 4.3, 4.4, 4.5, 5.8, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4, 8.5 and 8.6 and Articles 9, 10 and 11 shall survive any expiration or termination of this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.	INDEMNIFICATION

9.1 Indemnification by CRISPR. CRISPR hereby agrees to save, defend, indemnify and hold harmless EC from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which she may become subject as a result of any claim, demand, action or other proceeding by any person to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of CRISPR, its Affiliates and/or their respective officers, directors, employees, consultants and agents; (b) the breach by CRISPR of any warranty, representation, covenant or agreement made by CRISPR in this Agreement; (c) the practice by CRISPR or Sublicensees of the license granted hereunder; or (d) the development, manufacture, use, handling, storage, sale or other disposition of any Therapeutic Product or Diagnostic Product by or on behalf of CRISPR or Sublicensees; in each case, except to the extent such Losses result from the gross negligence or willful misconduct of EC or the breach by EC of any warranty, representation, covenant or agreement made by EC in this Agreement.

To the extent not already covered by CRISPR’s indemnification obligations under the first paragraph of this Section 9.1, CRISPR further agrees hereby to save, defend, indemnify and hold harmless EC from and against any and all Losses to which she may become subject as a result of any claim, demand, action or other proceeding by any person (including without limitation Regents, Vienna or any person to whom either of them may have granted, or purported to grant, rights under the Patent Rights) relating to or arising out of: (i) EC entering into this License Agreement with CRISPR and her grant of rights to CRISPR; (ii) the exercise by CRISPR of any of its rights under this Agreement; (iii) the filing, prosecution, maintenance, enforcement and/or defense by CRISPR of the Patent Rights in relation to the CRISPR Field; or (iv) EC bringing an infringement action under the Patent Rights or other Patent Proceedings at the request, under the direction, and in accordance with the instructions, of CRISPR; in each case, except to the extent such Losses result from the gross negligence or willful misconduct of EC or the breach by EC of any warranty, representation, covenant or agreement made by EC in this Agreement.

9.2 Control of Defense. In the event EC seeks indemnification under Section 9.1, EC shall inform CRISPR of a claim as soon as reasonably practicable after EC receives notice of the claim (it being understood and agreed, however, that the failure by EC to give notice of a claim as provided in this Section 9.2 shall not relieve CRISPR of CRISPR’s indemnification obligation under this Agreement except and only to the extent that CRISPR is actually damaged as a result of such failure to give notice), shall permit CRISPR to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to EC, and shall cooperate as requested (at the expense of CRISPR) in the defense of the claim. If CRISPR does not assume control of such defense within […***…] after receiving notice of the claim from EC, EC shall control such defense and, without limiting CRISPR’s indemnification obligations, CRISPR shall reimburse EC for all costs, including reasonable attorney fees, incurred by EC in defending herself within […***…] after receipt of any invoice therefor from EC. The party not controlling such defense may participate therein at such party’s own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. EC

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of CRISPR, which shall not be unreasonably withheld, delayed or conditioned. CRISPR shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of EC from all liability with respect thereto, that imposes any liability or obligation on EC, that acknowledges fault by EC or that affects the rights of EC in the Patents Rights without the prior written consent of EC.

9.3 Insurance. During the term of this Agreement, CRISPR shall maintain, and shall require Sublicensees to maintain, insurance of such types and in such amounts as are commercially reasonable in light of their respective activities hereunder.

9.4 English Law. No provision of this Agreement shall operate to:-

(a) exclude any provision implied into this Agreement by English law and which may not be excluded by English law; or

(b) limit or exclude any liability, right or remedy to a greater extent than is permissible under English law including in relation to (I) death or personal injury caused by the negligence of a party to this Agreement or (2) fraudulent misrepresentation or deceit.

10.	DISPUTE RESOLUTION

10.1 Dispute Resolution. It is the desire of the parties that any dispute arising under or relating to the parties” rights and obligations under this Agreement be resolved amicably by good faith discussions between the parties. If a party delivers written notice to the other party of any such dispute, the parties shall promptly convene a meeting (either in person or by telephone conference or videoconference) to attempt in good faith to resolve such dispute.

10.2 Arbitration.

(a) LC1A Rules. Except as expressly set forth in Section 10.3, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, that is not resolved by the parties within […***…] after a party’s delivery to the other party of notice of such dispute shall, upon the written request of either party, be referred to and finally resolved by arbitration under the arbitration rules of the London Court of International Arbitration (the “Rules”), which Rules are deemed to be incorporated by reference into this clause, except to the extent any such Rule conflicts with the express provisions of this Article 10. The arbitration shall be determined by a single, independent, impartial arbitrator. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The governing law of the contract shall be the substantive law of England, excluding its conflicts of laws principles.

(b) Expedited Binary Arbitration. Within […***…] following appointment of the arbitrator in accordance with the Rules, each party shall submit to the arbitrator so appointed a written proposal setting forth a complete resolution of the applicable dispute that such party believes is reasonable under the circumstances, including, without

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

limitation, any economic remedy such party believes is justified. Within […***…] following submission of the parties’ written proposals to the arbitrator, the arbitrator shall select the proposal that such arbitrator determines to be the more reasonable of the two. The decision of the arbitrator shall be final, binding and non-appealable, except in the case of manifest error and judgment may be entered upon it in any court of competent jurisdiction, and subject to the aforesaid, the parties hereby exclude any rights of application or appeal to any court to the extent that they may validly so agree and in particular in connection with any question of law.

(c) Arbitration Costs. The arbitrator shall determine the proportions in which the parties shall pay the costs of the arbitration procedure. The arbitrator shall have the authority to order that all or a part of the legal or other costs of a party incurred in relation to the arbitration shall be paid by the other party.

10.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding am ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patent rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 10.2.

10.4 ERS and Tracr. Notwithstanding any other provision of this Agreement:

(a) in the event that any dispute arises concerning (i) the scope of the licenses granted to CRISPR as opposed to the scope of any licenses granted to ERS under the ERS License or (ii) the rights and obligations of CRISPR under Article 5 as opposed to the rights and obligations of ERS under the ERS License, then CRISPR shall not bring any action with EC as a party but instead CRISPR and ERS shall each have the right to refer the dispute together to arbitration in order for the arbitrator to determine the extent of CRISPR’s and ERS’s respective rights and obligations; and

(b) in the event that any dispute arises concerning (i) the scope of the licenses granted to CRISPR as opposed to the scope of any licenses granted to Tracr under the Tracr License or (ii) the rights and obligations of CRISPR under Article 5 as opposed to the rights and obligations of Tracr under the Tracr License, then CRISPR shall not bring any action with EC as a party but instead CRISPR and Tracr shall each have the right to refer the dispute together to arbitration in order for the arbitrator to determine the extent of CRISPR’s and Tracr’s respective rights and obligations.

Any such arbitration shall be conducted in accordance with the principles set out in Section 10.2 above, subject to Section 10.3 above, save that Section 10.3 may not be used by CRISPR to bring any action against EC. EC shall be entitled, but shall not be obliged, to participate as a party to any such arbitration, at her expense. ERS and Tracr shall be intended third party beneficiaries under this Section 10.4 with the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the provisions of this Section 10.4 against CRISPR.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.	MISCELLANEOUS

11.1 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

11.2 Notices. All notices required or permitted to be given under this Agreement must be in writing and delivered by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or by email, to the party to be notified at such party’s address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to CRISPR, notices must be addressed to:

CRISPR Therapeutics AG

Aeschenvorstadt 36

CH-4051 Basel

Switzerland

Attention: Rodger Novak

Email: […***…]

With a copy to:

Vischer AG

Aeschenvorstadt 4

Postfach 526

4010 Basel

Switzerland

Attention: Mathias Staehlin

Email: mstaehelin@vischer.com

If to EC, notices must be addressed to:

Emmanuelle Charpentier

[…***…]

With a copy to:

Bristows LLP

100 Victoria Embankment

London EC4Y 0DH

United Kingdom

Attention: Laura Anderson

Email: laura.andersonrtbristows.com

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.3 Entire Agreement; Amendment. This Agreement, and the Exhibits attached hereto, contain the entire agreement and understanding between the parties with respect to the subject matter hereof, and merge all prior discussions, representations, and negotiations with respect to the subject matter of this Agreement, including, without limitation, the Option Agreement, but excluding that certain Shareholders Agreement dated October 28, 2013, to which EC and CRISPR are parties, and that certain Consulting Agreement between CRISPR and EC dated as of the Effective Date, each of which shall continue in full force and effect in accordance with its terms. The Option Agreement shall be of no further force or effect and all rights of either party under the Option Agreement shall be extinguished on the Effective Date including (notwithstanding the provisions of Section 4.3 of the Option Agreement) any and all accrued rights or causes of action in respect of any representation, warranty or undertaking given in the Option Agreement. No amendment or modification hereof shall be valid or binding upon the parties hereto unless made in writing and signed by all parties hereto. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right or remedy arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision, right or remedy shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such party.

11.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that CRISPR may assign this Agreement and its rights and obligations hereunder without EC’s consent: (a) in connection with the transfer or sale of all or substantially all of CRISPR’s business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

11.6 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.7 Choice of Law. This Agreement and any disputes arising out of or in connection with it including non-contractual disputes shall be governed by, and construed and enforced in accordance with, the laws of England, excluding its conflicts of laws principles.

11.8 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic copy, facsimile or electronic signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.9 Contracts (Rights of Third Parties) Act. Subject to the remaining provisions of this Section a person who is not a party to this Agreement has no rights (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement, ERS and Tracr may enforce the provisions of Sections 5.3, 5.4 and 5.5 (excluding Sections 5.5(b) and 5.5(c)) of this Agreement to the extent set forth in, and subject to the terms of, such Sections and may enforce the provisions of Section 10.4 to the extent set forth in, and subject to the terms of, Section 10.4 and the provisions of the Contracts (Rights of Third Parties) Act 1999, Tracr may enforce the provisions of Section 2.9 of this Agreement to the extent set forth in, and subject to the terms of, such Section. Affiliated Sublicensees and Third Party Sublicensees may enforce the applicable provisions of Section 8.5(b) subject to the terms of Section 8.5(b) and the Contracts (Rights of Third Parties) Act 1999. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of Effective Date.

EMMANUELLE MARIE CHARPENTIER

By:	/s/ Emmanuelle Marie Charpentier

CRISPR Therapeutics AG

By:	/s/ Shaun Foy	By:	/s/ Rodger Novak
Name:	Shaun Foy	Name:	Rodger Novak
Title:	CFO	Title:	CEO

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Know-How

Protocols for carrying out the methods described in the Patent Rights.

[…***…] embodying any of the inventions claimed, or necessary or useful for carrying out the methods described, in the Patent Rights.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Patent Rights

U.S. Patent Application No. 61/652,086

U.S. Patent Application No. 61/716,256

U.S. Patent Application No. 61/757,640

U.S. Patent Application No. 61/765,576

U.S. Patent Application No. 13/842,859

International Patent Application No. PCT/US2013/032589

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

[…***…]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

ERS License

Attached.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit E

Tracr License

Attached.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.